EXHIBIT 10.30

PEPSICO

DIRECTOR

DEFERRAL PROGRAM

Plan Document for the 409A Program,

Effective as of January 1, 2005

-i-

-ii-

ARTICLE I – INTRODUCTION

PepsiCo, Inc. (the “Company”) established the PepsiCo Director Deferral Program (the “Plan”) to permit Eligible Directors to defer certain compensation paid to them as Directors.

This document is effective as of January 1, 2005 (the “Effective Date”). It sets forth the terms of the Plan that are applicable to deferrals that are subject to Section 409A, i.e., deferred amounts that are earned or vested beginning from and after the 2004-2005 Board Year (the “409A Program”). Other deferrals under the Plan shall be governed by a separate set of documents that set forth the pre-Section 409A terms of the Plan (the “Pre-409A Program”). Together, this document and the documents for the Pre-409A Program describe the terms of a single plan. However, amounts subject to the terms of this 409A Program and amounts subject to the terms of the Pre-409A Program shall be tracked separately at all times. The preservation of the terms of the Pre-409A Program, without material modification, and the separation between the 409A Program amounts and the Pre-409A Program amounts are intended to be sufficient to permit the pre-409A Program to remain exempt from Section 409A.

With respect to deferrals covered by this document, this document specifies the group of Directors of the Company that are eligible to make deferrals, the procedures for electing to defer compensation and the Plan’s provisions for maintaining and paying out amounts that have been deferred.

The Plan is unfunded and unsecured. Amounts deferred by a Director are a liability and an obligation of the Company, and Directors have the rights of a general creditor.

ARTICLE II – DEFINITIONS

When used in this Plan, the following underlined terms shall have the meanings set forth below unless a different meaning is plainly required by the context:

2.01 Account:

The account maintained for a Participant on the books of the Company to determine, from time to time, the Participant’s interest under this Plan. The balance in such Account shall be determined by the Plan Administrator. Each Participant’s Account shall consist of at least one Deferral Subaccount for each separate deferral under Section 4.01. The Recordkeeper may also establish such additional Deferral Subaccounts as it deems necessary for the proper administration of the Plan. The Recordkeeper may also combine Deferral Subaccounts to the extent it deems separate accounts are not needed for sound recordkeeping. Where appropriate, a reference to a Participant’s Account shall include a reference to each applicable Deferral Subaccount that has been established thereunder.

2.02 Act:

The Securities Exchange Act of 1934, as amended.

2.03 Beneficiary:

The person or persons (including a trust or trusts) properly designated by a Participant, as determined by the Plan Administrator, to receive the amounts in one or more of the Participant’s Deferral Subaccounts in the event of the Participant’s death, provided such person or persons are living (or in existence, in the case of a trust) at the Participant’s death. To be effective, any Beneficiary designation must be in writing, signed by the Participant, and must meet such other standards (including any requirement for spousal consent) as the Plan Administrator shall require from time to time. The Beneficiary designation must also be filed with the Plan Administrator (or Recordkeeper, if designated by the Plan Administrator for this purpose) prior to the Participant’s death. An incomplete Beneficiary designation, as determined by the Plan Administrator (or Recordkeeper, if designated by the Plan Administrator for this purpose), shall be void and of no effect. If some but not all of the persons designated by a Participant to receive his or her Account at death predecease the Participant, the Participant’s surviving Beneficiaries shall be entitled to the portion of the Participant’s Account intended for such pre-deceased persons in proportion to the surviving Beneficiaries’ respective shares. If no designation is in effect at the time of a Participant’s death (as determined by the Plan Administrator) or if all persons designated as Beneficiaries have predeceased the Participant, then the Participant’s Beneficiary shall be his or her estate. A Beneficiary designation of an individual by name remains in effect regardless of any change in the designated individual’s relationship to the Participant. Any Beneficiary designation submitted to the Plan Administrator (or Recordkeeper, if designated by the Plan Administrator for this purpose) that only specifies a Beneficiary by relationship shall not be considered an effective Beneficiary designation and shall be void and of no effect. An individual who is otherwise a Beneficiary with respect to a Participant’s Account ceases to be a Beneficiary when all payments have been made from the Account.

2.04 Board Year:

The 12-month period of time for which Directors are elected to the Board of Directors of the Company.

2.05 Code:

The Internal Revenue Code of 1986, as amended from time to time.

2.06 Company:

PepsiCo, Inc., a corporation organized and existing under the laws of the State of North Carolina, or its successor or successors.

2.07 Deferral Subaccount:

A subaccount of a Participant’s Account maintained to reflect his or her interest in the Plan attributable to each deferral (or separately tracked portion of a deferral) of Director Compensation, and earnings or losses credited to such subaccount in accordance with Section 5.01(b).

2.08 Director:

Any person who is a member of the Board of Directors of the Company and who is not currently an employee of the PepsiCo Organization.

2.09 Director Compensation:

Direct monetary remuneration to the extent paid in cash in U.S. dollars to the Eligible Director by the Company. Director Compensation shall not include the amount of any reimbursement by the Company for expenses incurred by the Eligible Director in the discharge of his or her duties as a member of the Board of Directors. Subject to the next sentence, the Director Compensation shall be limited to the amount due an Eligible Director for the discharge of his or her duties as a member of the Board of Directors of the Company, and shall be reduced for any applicable tax levies, garnishments and other legally required deductions. Notwithstanding the preceding sentence, an Eligible Director’s Director Compensation may be reduced by an item described in the preceding sentence only to the extent such reduction does not violate Section 409A.

2.10 Disability:

A Participant shall be considered to suffer from a Disability, if, in the judgment of the Recordkeeper (based on the provisions of Section 409A and any guidelines established by the Plan Administrator for this purpose), the Participant –

(a) Is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or

(b) By reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, is receiving income replacement benefits for a period of not less than 3 months under an accident and health plan of the Company.

Solely for those Participants who are otherwise eligible for Social Security, a Participant who has received a Social Security disability award will be deemed to satisfy the requirements of Subsection (a), and a Participant who has not received a Social Security disability award will be deemed to not meet the requirements of Subsection (a).

2.11 Distribution Valuation Date:

Each date as specified by the Plan Administrator from time to time as of which Participant Accounts are valued for purposes of a distribution from a Participant’s Account. The current Distribution Valuation Dates are January 1, April 1, July 1 and October 1. Any current Distribution Valuation Date may be changed by the Plan Administrator, provided that such change does not result in a change in when deferrals are paid out that is impermissible under Section 409A. Values are determined as of the close of a Distribution Valuation Date or, if such date is not a business day, as of the close of the following business day.

2.12 Election Form:

The form prescribed by the Plan Administrator on which a Participant specifies the amount of his or her Director Compensation to be deferred and the timing and form of his or her deferral payout, pursuant to the provisions of Article IV. An Election Form need not exist in a paper format, and it is expressly contemplated that the Plan Administrator may make available for use such technologies, including voice response systems and electronic forms, as it deems appropriate from time to time.

2.13 Eligible Director:

The term, Eligible Director, shall have the meaning given to it in Section 3.01(b).

2.14 ERISA:

Public Law 93-406, the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.15 Fair Market Value:

For purposes of converting a Participant’s deferrals to phantom PepsiCo Common Stock as of any date, the Fair Market Value of such stock is the closing price on such date (or if such date is not a trading date, the date immediately following such date that is a trading date) for PepsiCo Common Stock as reported on the composite tape for securities listed on the New York Stock Exchange, Inc., rounded to four decimal places. For purposes of determining the value of a Plan distribution, the Fair Market Value of phantom PepsiCo Common Stock is determined as the closing price on the applicable Distribution Valuation Date for PepsiCo Common Stock as reported on the composite tape for securities listed on the New York Stock Exchange, Inc., rounded to four decimal places.

2.16 409A Program:

The program described in this document. The term “409A Program” is used to identify the portion of the Plan that is subject to Section 409A.

2.17 Key Employee:

The individuals identified in accordance with the principles set forth in Subsection (a), as modified by the following provisions of this Section.

(a) General. Any Eligible Director or former Eligible Director who at any time during the applicable year is –

(1) An officer of the Company having annual compensation greater than $130,000 (as adjusted under Code Section 416(i)(1));

(2) A 5-percent owner of the Company; or

(3) A 1-percent owner of the Company having annual compensation of more than $150,000.

For purposes of (1) above, no more than 50 employees identified in the order of their annual compensation (or, if lesser, the greater of 3 employees or 10 percent of the employees) shall be treated as officers. For purposes of this Section, annual compensation means compensation as defined in Code Section 415(c)(3). The Plan Administrator shall determine who is a Key Employee in accordance with Code Section 416(i) and the applicable regulations and other guidance of general applicability issued thereunder or in connection therewith (including the provisions of Code Section 416(i)(3) that treat self employed individuals as employees for purposes of this definition); provided, that Code Section 416(i)(5) shall not apply in making such determination, and provided further that the applicable year shall be determined in accordance with Section 409A and that any modification of the foregoing definition that applies under Section 409A shall be taken into account.

(b) Operating Rules for 2005 and Later. To ensure that the Company does not fail to identify any Key Employees based on the provisions of Subsection (a) above, in the case of Separation from Service distributions from and after January 1, 2005, the Company shall determine Key Employees under Subsections (a)(1), (2) and (3) above based on the following determination periods:

(1) If, in connection with a Separation from Service, the determination of a Key Employee is being made in the first calendar quarter of a Plan Year, the determination shall be made using data for the Plan Year that is two years prior to the current Plan Year (e.g., for a determination made in the first quarter of the 2005 Plan Year, data for the 2003 Plan Year shall be used); and

(2) If, in connection with a Separation from Service, the determination of a Key Employee is being made in the second, third or fourth calendar quarter of a Plan Year, the determination shall be made using data for the prior Plan Year (e.g., for a determination made in the second quarter of the 2005 Plan Year, data for the 2004 Plan Year shall be used).

In addition, a Participant shall be considered an officer for purposes of Subsection (a)(1), a 5-percent owner for purposes of Subsection (a)(2) or a 1-percent owner for purposes of Subsection (a)(3) with respect to a Separation from Service distribution, if the Participant was an officer, a 5-percent owner or a 1-percent owner at some point during the Plan Year that applies, in accordance with Paragraphs (1) and (2) above.

2.18 Participant:

Any Director who is qualified to participate in this Plan in accordance with Section 3.01 and who has an Account. An active Participant is one who is currently deferring under Section 4.01.

2.19 PepsiCo Organization:

The controlled group of organizations of which the Company is a part, as defined by Code section 414(b) and (c) and the regulations issued thereunder. An entity shall be considered a member of the PepsiCo Organization only during the period it is one of the group of organizations described in the preceding sentence.

2.20 Plan:

The PepsiCo Director Deferral Program, the plan set forth herein and in the Pre-409A Program documents, as it may be amended and restated from time to time (subject to the limitations on amendment that are applicable hereunder and under the Pre-409A Program).

2.21 Plan Administrator:

The Board of Directors of the Company or its delegate or delegates, which shall have the authority to administer the Plan as provided in Article VII. As of the Effective Date, the Company’s Senior Vice President, Compensation and Benefits is delegated the responsibility for the operational administration of the Plan. In turn, the Senior Vice President, Compensation and Benefits has the authority to re-delegate operational responsibilities to other persons or parties. As of the Effective Date, the Senior Vice President, Compensation and Benefits has re-delegated certain operational responsibilities to the Recordkeeper. However, references in this document to the Plan Administrator shall be understood as referring to the Board of Directors, the Senior Vice President, Compensation and Benefits and those delegated by the Senior Vice President, Compensation and Benefits other than the Recordkeeper. All delegations made under the authority granted by this Section are subject to Section 7.06.

2.22 Plan Year:

The 12-consecutive month period beginning on January 1 and ending on December 31.

2.23 Pre-409A Program:

The portion of the Plan that governs deferrals that are not subject to Section 409A. The terms of the Pre-409A Program are set forth in a separate set of documents.

2.24 Recordkeeper:

For any designated period of time, the party (which may include the Company’s Compensation Department) that is delegated the responsibility, pursuant to the authority granted in the definition of Plan Administrator, to maintain the records of Participant Accounts, process Participant transactions and perform other duties in accordance with any procedures and rules established by the Plan Administrator.

2.25 Retirement:

Separation from Service after attaining eligibility for retirement. A Participant attains eligibility for retirement when he or she attains age 55 while serving as a director on the Board of Directors of the Company.

2.26 Second Look Election:

The term, Second Look Election, shall have the meaning given to it in Section 4.04.

2.27 Section 409A:

Section 409A of the Code and the applicable regulations and other guidance of general applicability that is issued thereunder.

2.28 Separation from Service:

A Participant’s separation from service with the PepsiCo Organization, within the meaning of Section 409A(a)(2)(A)(i). The term may also be used as a verb (i.e., “Separates from Service”) with no change in meaning.

2.29 Specific Payment Date:

A specific date selected by an Eligible Director that triggers a lump sum payment of a deferral or the start of installment payments for a deferral, as specified in Section 4.03 or 4.04. The Specific Payment Dates that are available to be selected by Eligible Directors shall be determined by the Plan Administrator. With respect to any deferral, the currently available Specific Payment Date(s) shall be the date or dates reflected on the Election Form or the Second Look Election form that is made available by the Plan Administrator for the deferral. In the event that an Election Form or Second Look Election form only provides for selecting a month and a year as the Specific Payment Date, the first day of the month that is selected shall be the Specific Payment Date. As of the Effective Date, the Specific Payment Date is January 1 of the year specified by the Eligible Director.

2.30 Unforeseeable Emergency:

A severe financial hardship to the Participant resulting from –

(a) An illness or accident of the Participant, the Participant’s spouse or a dependent (as defined in Code Section 152(a)) of the Participant;

(b) Loss of the Participant’s property due to casualty; or

(c) Any other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

The Recordkeeper shall determine the occurrence of an Unforeseeable Emergency in accordance with Section 409A(a)(2)(B)(ii) and any guidelines that may be established by the Plan Administrator.

2.31 Valuation Date:

Each business day, as determined by the Recordkeeper, as of which Participant Accounts are valued in accordance with Plan procedures that are currently in effect. In accordance with procedures that may be adopted by the Plan Administrator, any current Valuation Date may be changed.

ARTICLE III – ELIGIBILITY AND PARTICIPATION

3.01 Eligibility to Participate:

(a) An individual shall be eligible to defer compensation under the Plan during the period that he or she is a Director hereunder.

(b) During the period an individual satisfies the eligibility requirements of this Section, he or she shall be referred to as an Eligible Director.

(c) Each Eligible Director becomes an active Participant on the date an amount is first withheld from his or her compensation pursuant to an Election Form submitted by the Director to the Plan Administrator under Section 4.01.

3.02 Termination of Eligibility to Defer:

An individual’s eligibility to participate actively by making deferrals under Section 4.01 shall cease as soon as administratively practicable following the date he or she ceases to be a Director.

3.03 Termination of Participation:

An individual, who has been an active Participant under the Plan, ceases to be a Participant on the date his or her Account is fully paid out.

ARTICLE IV – DEFERRAL OF COMPENSATION

4.01 Deferral Election:

(a) Each Eligible Director may make an election to defer under the Plan in 10% increments up to 100% of his or her Director Compensation in the manner described in Section 4.02. Such election to defer shall apply to Director Compensation that is earned for services performed in the Board Year. A newly Eligible Director may only defer the portion of his or her eligible Director Compensation for a Board Year that is earned for services performed after the date of his or her election. For this purpose, if a valid Election Form is received prior to becoming a Director and the Election Form is effective as of becoming a Director under Section 4.02(a), then the Director shall be deemed to receive all of his or her Director Compensation for the year after the date of the election. Any Director Compensation deferred by an Eligible Director for a Board Year will be deducted for each payment period during the Board Year for which he or she has Director Compensation and is an Eligible Director.

(b) To be effective, an Eligible Director’s Election Form must set forth the percentage of Director Compensation, the deferral period under Section 4.03, and any other information that may be requested by the Plan Administrator from time to time. In addition, the Election Form must meet the requirements of Section 4.02.

4.02 Time and Manner of Deferral Election:

(a) Deferral Election Deadlines. Ordinarily an Eligible Director must make a deferral election for a Board Year with respect to Director Compensation no later than December 31 of the calendar year prior to the beginning of the Board Year in which the Director Compensation would otherwise be paid (although the Plan Administrator may adopt policies that encourage earlier submission of election forms). If December 31 of such year is not a business day, then the deadline for deferral elections will be the first business day preceding December 31 of such year. In addition, an individual, who has been nominated for Director status, must submit an Election Form prior to becoming an Eligible Director or otherwise prior to rendering services as an Eligible Director, and such Election Form will be effective immediately upon commencement of the individual’s status as an Eligible Director or otherwise upon commencement of his or her services as an Eligible Director.

(b) General Provisions. A separate deferral election under subsection (a) above must be made by an Eligible Director for each Board Year’s compensation that is eligible for deferral. If a properly completed and executed Election Form is not actually received by the Recordkeeper (or, if authorized, the Plan Administrator) by the prescribed time in subsection (a) above, the Eligible Director will be deemed to have elected not to defer any Director Compensation for the applicable Board Year. An election is irrevocable once received and determined by the Plan Administrator to be properly completed. Increases or decreases in the amount or percentage a Participant elects to defer shall not be permitted after the beginning of the calendar year during which the applicable Board Year begins.

(c) Beneficiaries. A Participant may designate on the Election Form (or in some other manner authorized by the Plan Administrator) one or more Beneficiaries to receive payment, in the event of his or her death, of the amounts credited to his or her Account. If more than one Beneficiary is specified and the Participant fails to indicate the respective percentage applicable to two or more Beneficiaries, then each Beneficiary for whom a percentage is not designated will be entitled to an equal share of the portion of the Account (if any) for which percentages have not been designated. At any time, a Participant may change a Beneficiary designation for his or her Account in a writing that is signed by the Participant and filed with the Plan Administrator (or Recordkeeper, if authorized by the Plan Administrator for this purpose) prior to the Participant’s death, and that meets such other standards as the Plan Administrator shall require from time to time.

4.03 Period of Deferral; Form of Payment:

(a) Period of Deferral. An Eligible Director making a deferral election shall specify a deferral period on his or her Election Form by designating either a Specific Payment Date or the date he or she incurs a Separation from Service. Notwithstanding an Eligible Director’s actual election of a Specific Payment Date, an Eligible Director shall be deemed to have elected a period of deferral of not less than the first day of the Plan Year after the end of the Plan Year during which the Director Compensation would have been paid absent the deferral. If the period of deferral elected by an Eligible Director is less than the minimum, the Eligible Director shall be deemed to have selected a Specific Payment Date equal to the minimum period of deferral as provided in the preceding sentence.

(b) Form of Payment. The default form of payment for all initial deferral elections under the Plan is a single lump sum that shall be paid at the time applicable under Article VI. A Participant may only change the default payment from a lump sum to installments by means of a Second Look Election that meets all of the requirements of Section 4.04.

4.04 Second Look Election:

(a) General. Subject to Subsection (b) below, a Participant who has made a valid initial deferral in accordance with the foregoing provisions of this Article may subsequently make another one-time election regarding the time and/or form of payment of his or her deferral. This opportunity to modify the Participant’s initial election is referred to as a “Second Look Election.”

(b) Requirements for Second Look Elections. A Second Look Election must comply with all of the following requirements:

(1) If a Participant’s initial election specified payment based on a Specific Payment Date, the Participant may only make a Second Look Election if the election is made at least 12 months before the Participant’s original Specific Payment Date. In addition, in this case the Participant’s Second Look Election must delay the payment of the Participant’s deferral to a new Specific Payment Date that is at least 5 years after the original Specific Payment Date.

(2) If a Participant’s initial election specified payment based on the Participant’s Separation from Service, the Participant may only make a Second Look Election if the election is made at least 12 months before the Participant’s Separation from Service. In addition, in this case the Participant’s Second Look Election must delay the payment of the Participant’s deferral to a Specific Payment Date that turns out to be at least 5 years after the Participant’s Separation from Service. If the Specific Payment Date selected in a Second Look Election turns out to be less than 5 years after the Participant’s Separation from Service or the Second Look Election is filed less than 12 months before the Participant’s Separation from Service, the Second Look Election is void.

(3) A Separation from Service may not be specified as the payout date resulting from a Second Look Election.

(4) A Participant may make only one Second Look Election for each individual deferral, and each Second Look Election must comply with all of the requirements of this Section.

(5) A Participant who uses a Second Look Election to change the form of the Participant’s payment from a lump sum to installments shall be subject to the provisions of Subsection (c) below regarding installment payment elections, and such installment payments must begin no earlier than 5 years after when the lump sum payment would have been paid based upon the Participant’s initial election.

(6) For purposes of this Section, all of a Participant’s installment payments related to a specific deferral election shall be treated as a single payment.

A Second Look Election will be void and payment will be made based on the Participant’s original election under Section 4.03 if all of the provisions of the foregoing Paragraphs of this Subsection are not satisfied in full. However, if a Participant’s Second Look Election becomes effective in accordance with the provisions of this Subsection, the Participant’s original election shall be superseded (including any Specific Payment Date specified therein), and the original election shall not be taken into account with respect to the deferral that is subject to the Second Look Election.

(c) Installment Payments. A Participant making a Second Look Election may make an election to change the payment of the deferral subject to the Second Look

Election from a lump sum payment to installment payments. Participants are allowed to choose installment payments by designating that payments shall be paid annually over five years or ten years.

(d) Plan Administrator’s Role. Each Participant has the sole responsibility to elect a Second Look Election by contacting the Recordkeeper (or, if authorized, the Plan Administrator) and to comply with the requirements of this Section. The Plan Administrator or the Recordkeeper may provide a notice of a Second Look Election opportunity to some or all Participants, but the Recordkeeper and Plan Administrator is under no obligation to provide such notice (or to provide it to all Participants, in the event a notice is provided only to some Participants). The Recordkeeper and the Plan Administrator have no discretion to waive or otherwise modify any requirement for a Second Look Election set forth in this Section or in Section 409A.

ARTICLE V – INTERESTS OF PARTICIPANTS

5.01 Accounting for Participants’ Interests:

(a) Deferral Subaccounts. Each Participant shall have at least one separate Deferral Subaccount for each separate deferral of Director Compensation made by the Participant under this Plan. A Participant’s deferral shall be credited to his or her Account as soon as practicable following the date the compensation would be paid in the absence of a deferral. A Participant’s Account is a bookkeeping device to track the value of the Participant’s deferrals and the Company’s liability therefor. No assets shall be reserved or segregated in connection with any Account, and no Account shall be insured or otherwise secured.

(b) Account Earnings or Losses. As of each Valuation Date, a Participant’s Account shall be credited with earnings and gains (and shall be debited for expenses and losses) determined as if the amounts credited to the Participant’s Account had actually been invested in accordance with this Article. The Plan provides only for “phantom investments,” and therefore such earnings, gains, expenses and losses are hypothetical and not actual. However, they shall be applied to measure the value of a Participant’s Account and the amount of the Company’s liability to make deferred payments to or on behalf of the Participant.

5.02 Phantom Investment of Account:

(a) General. Each of a Participant’s Deferral Subaccounts shall be invested on a phantom basis in phantom PepsiCo Common Stock as provided in Subsection (b) below.

(b) Phantom PepsiCo Common Stock. Participant Accounts invested in this phantom option are adjusted to reflect an investment in PepsiCo Common Stock. An amount deferred into this option is converted to phantom shares (or units) of PepsiCo Common Stock of equivalent value by dividing such amount by the Fair Market Value of a share of PepsiCo Common Stock (or of a unit in the Account) on the date as of which the amount is treated as invested in this option by the Plan Administrator. The Plan Administrator shall adopt a fair valuation methodology for valuing a phantom investment in this option, such that the value shall reflect the complete value of an investment in PepsiCo Common Stock in accordance with the following Paragraphs below.

(1) The Plan Administrator shall value a phantom investment in PepsiCo Common Stock pursuant to an accounting methodology which unitizes partial shares as well as any amounts that would be received by the Account as dividends (if dividends were paid on phantom shares/units of PepsiCo Common Stock as they are on actual shares of equivalent value). For the time period this methodology is chosen, partial shares and the above dividends shall be converted to units and credited to the Participant’s investment in the phantom PepsiCo Common Stock.

(2) A Participant’s interest in the phantom PepsiCo Common Stock is valued as of a Valuation Date by multiplying the number of phantom shares (or units) credited to his or her Account on such date by the Fair Market Value of a share of PepsiCo Common Stock (or of a unit in the Account) on such date.

(3) If shares of PepsiCo Common Stock change by reason of any stock split, stock dividend, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or any other corporate change treated as subject to this provision by the Plan Administrator, such equitable adjustment shall be made in the number and kind of phantom shares/units credited to an Account or Deferral Subaccount as the Plan Administrator may determine to be necessary or appropriate.

(4) In no event will shares of PepsiCo Common Stock actually be purchased or held under this Plan, and no Participant shall have any rights as a shareholder of PepsiCo Common Stock on account of an interest in this phantom option.

Any valuation or other determination that is required to be made under this Section by the Plan Administrator may also be made by the Recordkeeper, if the Recordkeeper has been authorized by the Plan Administrator to make such valuation or determination.

5.03 Vesting of a Participant’s Account:

A Participant’s interest in the value of his or her Account shall at all times be 100% vested, which means that it will not forfeit as a result of his or her Separation from Service.

ARTICLE VI – DISTRIBUTIONS

6.01 General:

A Participant’s Deferral Subaccount(s) that are governed by the terms of this 409A Program shall be distributed as provided in this Article, subject in all cases to Section 7.03(j) (relating to safeguards against insider trading) and Section 7.06 (relating to compliance with Section 16 of the Act). All Deferral Subaccount balances shall be distributed in cash. In no event shall any portion of a Participant’s Account be distributed earlier or later than is allowed under Section 409A.

The following general rules shall apply for purposes of interpreting the provisions of this Article VI.

(a) Section 6.02 (Distributions Based on a Specific Payment Date) applies when a Participant has elected to defer until a Specific Payment Date and the Specific Payment Date is reached before the Participant’s – (i) Separation from Service (other than for Retirement), (ii) Disability, or (iii) death. However, if such a Participant Separates from Service (other than for Retirement or death) prior to the Specific Payment Date (or prior to processing of the first installment payment due in connection with the Specific Payment Date), Section 6.03 shall apply. If such a Participant dies prior to the Specific Payment Date, Section 6.04 shall apply to the extent it would result in an earlier distribution of all or part of a Participant’s Account. If such a Participant becomes Disabled prior to the Specific Payment Date, Section 6.06 shall apply to the extent it would result in an earlier distribution of all or part of a Participant’s Account.

(b) Section 6.03 (Distributions on Account of a Separation from Service) applies – (i) when a Participant has elected to defer until a Separation from Service and then the Participant Separates from Service (other than for Retirement or death), or (ii) when applicable under Subsection (a) above.

(c) Section 6.04 (Distributions on Account of Death) applies when the Participant dies. If a Participant is entitled to receive or is receiving a distribution under Section 6.02, 6.03 or 6.05 (see below) at the time of his or her death, Section 6.04 shall take precedence over those sections to the extent Section 6.04 would result in an earlier distribution of all or part of a Participant’s Account.

(d) Section 6.05 (Distributions on Account of Retirement) applies when a Participant has elected to defer until a Separation from Service and then the Participant Separates from Service on account of his or her Retirement. Subsections (c) and (e) of this Section provide for when Section 6.04 or 6.06 take precedence over Section 6.05.

(e) Section 6.06 (Distributions on Account of Disability) applies when the Participant becomes Disabled. If a Participant who becomes Disabled dies, Section 6.04 shall take precedence over Section 6.06 to the extent it would result in an earlier distribution of all or part of a Participant’s Account. If a Participant is entitled to receive or is receiving a distribution under Section 6.02, 6.03 or 6.05 at the time of his Disability, Section 6.06 shall take precedence over those sections to the extent Section 6.06 would result in an earlier distribution of all or part of a Participant’s Account.

(f) Section 6.07 (Distributions on Account of Unforeseeable Emergency) applies when the Participant incurs an Unforeseeable Emergency prior to when a Participant’s Account is distributed under Sections 6.02 through 6.06. In this case, the provisions of Section 6.07 shall take precedence over Sections 6.02 through 6.06 to the extent Section 6.07 would result in an earlier distribution of all or part of the Participant’s Account.

6.02 Distributions Based on a Specific Payment Date:

This Section shall apply to distributions that are to be made upon the occurrence of a Specific Payment Date. In the event a Participant’s Specific Payment Date for a Deferral Subaccount is reached before (i) the Participant’s Disability, or (ii) the Participant’s Separation from Service (other than for Retirement) or (iii) the Participant’s death, such Deferral Subaccount shall be distributed based on the occurrence of such Specific Payment Date in accordance with the following terms and conditions:

(a) If the Participant has not made a valid Second Look Election that includes installment payments, the Deferral Subaccount shall be valued as of the Distribution Valuation Date that corresponds to the Participant’s Specific Payment Date, and the resulting amount shall be paid in a single lump sum as soon as administratively practicable thereafter.

(b) If the Participant has made a valid Second Look Election that includes installment payments, the first installment payment shall be paid (based upon the schedule elected in the Participant’s Second Look Election) as soon as administratively practicable following the Specific Payment Date. Thereafter, installment payments shall continue in accordance with the schedule elected by the Participant, except as provided in Sections 6.03, 6.04, 6.06 and 6.07 (relating to distributions on account of a Separation from Service, death, Disability and Unforeseeable Emergency). The amount of each installment shall be determined under Section 6.08. Notwithstanding the preceding provisions of this Subsection, if before the date the first installment distribution is processed for payment the Participant Separates from Service (other than for Retirement) or the Participant would be entitled to a distribution in accordance with Sections 6.04 or 6.06 (relating to a distribution on account of death or Disability), the Participant’s Deferral Subaccounts that would otherwise be distributed based on such Specific Payment Date shall instead be distributed in accordance with Section 6.03, 6.04 or 6.06 (relating to distributions on account of Separation from Service, death or Disability), whichever applies, but only to the extent it would result in an earlier distribution of the Participant’s Subaccounts in the case of Section 6.04 or 6.06.

6.03 Distributions on Account of a Separation from Service:

A Participant’s total Account shall be distributed upon the occurrence of a Participant’s Separation from Service (other than for Retirement, Disability or death) in accordance with the terms and conditions of this Section. When used in this Section, the phrase “Separation from Service” shall only refer to a Separation from Service that is not for Retirement, Disability or death.

(a) Subject to subsections (b) and (c), a Participant’s total Account balance, shall be distributed in a single lump sum payment as soon as administratively practicable following the end of the Plan Year in which the Participant’s Separation from Service occurs.

(b) If the Participant incurs a Separation from Service after making a valid Second Look Election (and before the first payment has been processed in accordance with such Second Look Election), each Deferral Subaccount to which the Second Look Election applies shall be distributed in a single lump sum payment as soon as administratively practicable following the latest of the following: (1) the first day of the calendar quarter beginning on or after the fifth anniversary of the payment date selected in the Participant’s original deferral election under Section 4.03, (2) the first day of the Plan Year following the Separation from Service, or (3) the date applicable under Subsection (c). However, if the Plan Administrator determines that Section 409A would permit a lump sum payment to be made earlier than the date specified in clause (1) of the preceding sentence, then the preceding sentence shall be applied by substituting the earliest date permissible under Section 409A for the date in clause (1). If the Participant’s Separation from Service occurs on or after the date the first payment is processed, payment will be made in accordance with the Second Look Election (but subject to acceleration under Sections 6.04, 6.06 and 6.07 relating to distributions on account of death, Disability and Unforeseeable Emergency).

(c) If the Participant is classified as a Key Employee at the time of the Participant’s Separation from Service (or at such other time for determining Key Employee status as may apply under Section 409A), then such Participant’s Account shall not be paid, as a result of the Participant’s Separation from Service, earlier than the date that is at least 6 months after the Participant’s Separation from Service.

6.04 Distributions on Account of Death:

(a) Upon a Participant’s death, the value of the Participant’s Account under the Plan shall be distributed in a single lump sum payment as soon as administratively practicable following the first day of the Plan Year following the Participant’s death. If the Participant is receiving installment payments at the time of the Participant’s death, such installment payments shall continue in accordance with the terms of the Participant’s Second Look Election until the time that the lump sum payment is due to be paid under the provisions of the preceding sentence of this Subsection. Immediately prior to the time that such lump sum payment is to be paid all installment payments shall cease and the remaining balance of the Participant’s Account shall be distributed at such scheduled payment time in a single lump sum. Amounts paid following a Participant’s death, whether a lump sum or continued installments shall be paid to the Participant’s Beneficiary.

(b) Prior to the time the value of the Participant’s Account is distributed under Subsection (a), the Participant’s Beneficiary may apply for a distribution under Section 6.07 (relating to a distribution on account of an Unforeseeable Emergency).

(c) Any claim to be paid any amounts standing to the credit of a Participant in connection with the Participant’s death must be received by the Recordkeeper or the Plan Administrator at least 14 days before any such amount is paid out by the Recordkeeper. Any claim received thereafter is untimely, and it shall be unenforceable against the Plan, the Company, the Plan Administrator, the Recordkeeper or any other party acting for one or more of them.

6.05 Distributions on Account of Retirement:

If a Participant incurs a Separation from Service on account of his or her Retirement, the Participant’s Account shall be distributed in accordance with the terms and conditions of this Section.

(a) If the Participant’s Retirement is prior to the Specific Payment Date that is applicable to a Deferral Subaccount, the Participant’s deferral election pursuant to Sections 4.03 or 4.04 (i.e., time and form of payment) shall continue to be given effect, and the Deferral Subaccounts shall be distributed based upon the provisions of Section 6.02.

(b) If the Participant has selected payment of his or her deferral on account of Separation from Service, distribution of the related Deferral Subaccount shall commence as soon as administratively practicable after the end of the Plan Year in which the Separation from Service occurs. Such distribution shall be made in a single lump sum payment under Section 4.03. However, if the Participant is classified as a Key Employee at the time of the Participant’s Retirement (or at such other time for determining Key Employee status as may apply under Section 409A), then such Participant’s Account shall not be paid, as a result of the Participant’s Retirement, earlier than as soon as administratively practicable following the date that is at least 6 months after the Participant’s Retirement.

(c) If the Participant is receiving installment payments for one or more Deferral Subaccounts in accordance with Section 6.02 at the time of his or her Retirement, such installment payments shall continue to be paid based upon the Participant’s Second Look Election (but subject to acceleration under Sections 6.04, 6.06 and 6.07 relating to distributions on account of death, Disability and Unforeseeable Emergency).

6.06 Distributions on Account of Disability:

If a Participant incurs a Disability, the Participant’s Account shall be distributed in accordance with the terms and conditions of this Section.

(a) Prior to the time that an amount would become distributable under this Article, if a Participant believes he or she is suffering from a Disability, the Participant may file a written request with the Recordkeeper for payment of the entire amount credited to his or her Account in connection with Disability. After a Participant has filed a written request pursuant to this Section, along with all supporting material that may be required by the Recordkeeper from time to time, the Recordkeeper shall determine within 45 days (or such other number of days as allowed by applicable law if special circumstances warrant additional time) whether the Participant meets the criteria for a Disability. In addition, to the extent required under Section 409A, if the Company becomes aware that the Participant appears to meet the criteria for a Disability, the Company shall advise the Recordkeeper and the Recordkeeper shall proceed to determine if the Participant meets the criteria for a Disability under this Plan, even if the Participant has yet not applied for payment from this Plan. To the extent practicable, the Participant shall be expected to permit whatever medical examinations are necessary for the Recordkeeper to make its determination. If the Recordkeeper determines that the Participant has satisfied the criteria for a Disability, the Participant’s Account shall be distributed in a single lump sum payment as soon as administratively practicable following the end of the Plan Year in which the Disability determination is made.

(b) If the Participant is receiving installment payments at the time of the Participant’s Disability, such installment payments shall continue to be paid in accordance with the provisions of the Participant’s applicable deferral election until the time that the lump sum payment is due to be paid under the provisions of Subsection (a). Immediately prior to the time that such lump sum payment is scheduled to be paid, all installment payments shall cease and the remaining balance of the Participant’s Account shall be distributed at the time specified in Subsection (a) in a single lump sum.

6.07 Distributions on Account of Unforeseeable Emergency:

Prior to the time that an amount would become distributable under Sections 6.02 through 6.06, a Participant or Beneficiary may file a written request with the Recordkeeper for accelerated payment of all or a portion of the amount credited to the Participant’s Account based upon an Unforeseeable Emergency. After an individual has filed a written request pursuant to this Section, along with all supporting material that may be required by the Recordkeeper from time to time, the Recordkeeper shall determine within 60 days (or such other number of days that is necessary if special circumstances warrant additional time) whether the individual meets the criteria for an Unforeseeable Emergency. If the Recordkeeper determines that an Unforeseeable Emergency has occurred, the Participant or Beneficiary shall receive a distribution from his or her Account as soon as administratively practicable. However, such distribution shall not exceed the dollar amount necessary to satisfy the Unforeseeable Emergency (plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution) after taking into account the extent to which the Unforeseeable Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

6.08 Valuation:

In determining the amount of any individual distribution pursuant to this Article, the Participant’s Deferral Subaccount shall continue to be credited with earnings and gains (and debited for expenses and losses) as specified in Article V until the Distribution Valuation Date that is used in determining the amount of the distribution under this Article. If a particular Section in this Article does not specify a Distribution Valuation Date to be used in calculating the distribution, the Participant’s Deferral Subaccount shall continue to be credited with earnings and gains (and debited for expenses and losses) as specified in Article V until the Distribution Valuation Date that is on or before such distribution. In determining the value of a Participant’s remaining Deferral Subaccount following an installment distribution from the Deferral Subaccount (or a partial distribution under Section 6.07 relating to a distribution on account of an Unforeseeable Emergency), such distribution shall reduce the value of the Participant’s Deferral Subaccount as of the close of the Distribution Valuation Date that is on or before the payment date for such installment (or partial distribution). The amount to be distributed in connection with any installment payment shall be determined by dividing the value of a Participant’s Deferral Subaccount as of such Distribution Valuation Date (determined before reduction of the Deferral Subaccount as of such Distribution Valuation Date in accordance with the preceding sentence) by the remaining number of installments to be paid with respect to the Deferral Subaccount.

6.09 Impact of Section 16 of the Act on Distributions:

The provisions of Section 7.06 shall apply in determining whether a Participant’s distribution shall be delayed beyond the date applicable under the preceding provisions of this Article VI.

ARTICLE VII – PLAN ADMINISTRATION

7.01 Plan Administrator:

The Plan Administrator is responsible for the administration of the Plan. The Plan Administrator has the authority to name one or more delegates to carry out certain responsibilities hereunder, as specified in the definition of Plan Administrator. To the extent not already set forth in the Plan, any such delegation shall state the scope of responsibilities being delegated and is subject to Section 7.06 below.

7.02 Action:

Action by the Plan Administrator may be taken in accordance with procedures that the Plan Administrator adopts from time to time or that the Company’s Law Department determines are legally permissible.

7.03 Powers of the Plan Administrator:

The Plan Administrator shall administer and manage the Plan and shall have (and shall be permitted to delegate) all powers necessary to accomplish that purpose, including the following:

(a) To exercise its discretionary authority to construe, interpret, and administer this Plan;

(b) To exercise its discretionary authority to make all decisions regarding eligibility, participation and deferrals, to make allocations and determinations required by this Plan, and to maintain records regarding Participants’ Accounts;

(c) To compute and certify to the Company the amount and kinds of payments to Participants or their Beneficiaries, and to determine the time and manner in which such payments are to be paid;

(d) To authorize all disbursements by the Company pursuant to this Plan;

(e) To maintain (or cause to be maintained) all the necessary records for administration of this Plan;

(f) To make and publish such rules for the regulation of this Plan as are not inconsistent with the terms hereof;

(g) To delegate to other individuals or entities from time to time the performance of any of its duties or responsibilities hereunder;

(h) To change the phantom investment under Article V;

(i) To hire agents, accountants, actuaries, consultants and legal counsel to assist in operating and administering the Plan; and

(j) Notwithstanding any other provision of this Plan except Section 7.07 (relating to compliance with Section 409A), the Plan Administrator or the Recordkeeper may take any action the Plan Administrator determines is necessary to assure compliance with any policy of the Company respecting insider trading as may be in effect from time to time. Such actions may include altering the distribution date of Deferral Subaccounts. Any such actions shall alter the normal operation of the Plan to the minimum extent necessary.

The Plan Administrator has the exclusive and discretionary authority to construe and to interpret the Plan, to decide all questions of eligibility for benefits, to determine the amount and manner of payment of such benefits and to make any determinations that are contemplated by (or permissible under) the terms of this Plan, and its decisions on such matters will be final and conclusive on all parties. Any such decision or determination shall be made in the absolute and unrestricted discretion of the Plan Administrator, even if (1) such discretion is not expressly granted by the Plan provisions in question, or (2) a determination is not expressly called for by the Plan provisions in question, and even though other Plan provisions expressly grant discretion or call for a determination. As a result, benefits under this Plan will be paid only if the Plan Administrator decides in its discretion that the applicant is entitled to them. In the event of a review by a court, arbitrator or any other tribunal, any exercise of the Plan Administrator’s discretionary authority shall not be disturbed unless it is clearly shown to be arbitrary and capricious.

7.04 Compensation, Indemnity and Liability:

The Plan Administrator will serve without bond and without compensation for services hereunder. All expenses of the Plan and the Plan Administrator will be paid by the Company. To the extent deemed appropriate by the Plan Administrator, any such expense may be charged against specific Participant Accounts, thereby reducing the obligation of the Company. No member of the Board of Directors (who serves as the Plan Administrator), and no individual acting as the delegate of the Board of Directors, shall be liable for any act or omission of any other member or individual, nor for any act or omission on his or her own part, excepting his or her own willful misconduct. The Company will indemnify and hold harmless each member of the Board of Directors and any employee of the Company (or a Company affiliate, if recognized as an affiliate for this purpose by the Plan Administrator) acting as the delegate of the Board of Directors against any and all expenses and liabilities, including reasonable legal fees and expenses, arising in connection with this Plan out of his or her membership on the Board of Directors (or his or her serving as the delegate of the Board of Directors), excepting only expenses and liabilities arising out of his or her own willful misconduct or bad faith.

7.05 Taxes:

If the whole or any part of any Participant’s Account becomes liable for the payment of any estate, inheritance, income, employment, or other tax which the Company may be required to pay or withhold, the Company will have the full power and authority to withhold and pay such tax out of any moneys or other property in its hand for the account of the Participant. To the extent practicable, the Company will provide the Participant notice of such withholding. Prior to making any payment, the Company may require such releases or other documents from any lawful taxing authority as it shall deem necessary. In addition, pursuant to Section 409A amounts deferred under this Plan shall be reported to the Internal Revenue Service as provided by Section 409A. Also, any amounts that become taxable hereunder shall be reported as taxable compensation to the Participant as provided by Section 409A.

7.06 Section 16 Compliance:

(a) In General. This Plan is intended to be a formula plan for purposes of Section 16 of the Act. Accordingly, in the case of a deferral or other action under the Plan that constitutes a transaction that could be covered by Rule 16b-3(d) or (e), if it were approved by the Company’s Board or Compensation Committee (“Board Approval”), it is intended that the Plan shall be administered by delegates of the Board, in the case of a Participant who is subject to Section 16 of the Act, in a manner that will permit the Board Approval of the Plan to avoid any additional Board Approval of specific transactions to the maximum possible extent.

(b) Approval of Distributions: This Subsection shall govern the distribution of a deferral that (i) was the subject of a Second Look Election, and (ii) is made to a Participant who is subject to Section 16 of the Act at the time the interest in the Phantom PepsiCo Common Stock Fund would be liquidated in connection with the distribution (“Covered Distributions”). In the case of a Covered Distribution, if the liquidation of the Participant’s interest in the Phantom PepsiCo Common Stock Fund in connection with the distribution has not received Board Approval by the time the distribution would be made if it were not a Covered Distribution, then the actual distribution to the Participant shall be delayed until a date that is as soon as practicable after the earlier of:

(1) Board Approval of the liquidation of the Participant’s interest in the Phantom PepsiCo Common Stock Fund in connection with the distribution, or

(2) The date the distribution is no longer a Covered Distribution, i.e., when the Participant is no longer subject to Section 16 of the Act.

7.07 Conformance with Section 409A:

At all times during each Plan Year, this Plan shall be operated (i) in accordance with the requirements of Section 409A, and (ii) to preserve the status of deferrals under the Pre-

409A Program as being exempt from Section 409A, i.e., to preserve the grandfathered status of the Pre-409A Program. Any action that may be taken (and, to the extent possible, any action actually taken) by the Plan Administrator, the Recordkeeper or the Company shall not be taken (or shall be void and without effect), if such action violates the requirements of Section 409A or if such action would adversely affect the grandfather of the Pre-409A Program. If the failure to take an action under the Plan would violate Section 409A, then to the extent it is possible thereby to avoid a violation of section 409A, the rights and effects under the Plan shall be altered to avoid such violation. A corresponding rule shall apply with respect to a failure to take an action that would adversely affect the grandfather of the Pre-409A Program. Any provision in this Plan document that is determined to violate the requirements of Section 409A or to adversely affect the grandfather of the Pre-409A Program shall be void and without effect. In addition, any provision that is required to appear in this Plan document to satisfy the requirements of Section 409A, but that is not expressly set forth, shall be deemed to be set forth herein, and the Plan shall be administered in all respects as if such provision were expressly set forth. A corresponding rule shall apply with respect to a provision that is required to preserve the grandfather of the Pre-409A Program. In all cases, the provisions of this Section shall apply notwithstanding any contrary provision of the Plan that is not contained in this Section.

ARTICLE VIII – CLAIMS PROCEDURE

8.01 Claims for Benefits:

If a Participant, Beneficiary or other person (hereafter, “Claimant”) does not receive timely payment of any benefits which he or she believes are due and payable under the Plan, he or she may make a claim for benefits to the Plan Administrator. The claim for benefits must be in writing and addressed to the Plan Administrator. If the claim for benefits is denied, the Plan Administrator will notify the Claimant within 90 days after the Plan Administrator initially received the benefit claim. However, if special circumstances require an extension of time for processing the claim, the Plan Administrator will furnish notice of the extension to the Claimant prior to the termination of the initial 90-day period and such extension may not exceed one additional, consecutive 90-day period. Any notice of a denial of benefits shall advise the Claimant of the basis for the denial, any additional material or information necessary for the Claimant to perfect his or her claim, and the steps which the Claimant must take to appeal his or her claim for benefits.

8.02 Appeals of Denied Claims:

Each Claimant whose claim for benefits has been denied may file a written appeal for a review of his or her claim by the Plan Administrator. The request for review must be filed by the Claimant within 60 days after he or she received the notice denying his or her claim. The decision of the Plan Administrator will be communicated to the Claimant within 60 days after receipt of a request for appeal. The notice shall set forth the basis for the Plan Administrator’s decision. If special circumstances require an extension of time for processing the appeal, the Plan Administrator will furnish notice of the extension to the Claimant prior to the termination of the initial 60-day period and such extension may not exceed one additional, consecutive 60-day period. In no event shall the Plan Administrator’s decision be rendered later than 120 days after receipt of a request for appeal.

8.03 Special Claims Procedures for Disability Determinations:

Notwithstanding Sections 8.01 and 8.02 to the contrary, if the claim or appeal of the Claimant relates to Disability benefits, such claim or appeal shall be processed pursuant to the applicable provisions of Department of Labor Regulation Section 2560.503-1 relating to Disability benefits, including Sections 2560.503-1(d), 2560.503-1(f)(3), 2560.503-1(h)(4) and 2560.503-1(i)(3).

ARTICLE IX – AMENDMENT AND TERMINATION

9.01 Amendment of Plan:

The Compensation Committee of the Board of Directors of the Company has the right in its sole discretion to amend this Plan in whole or in part at any time and in any manner, including the manner of making deferral elections, the terms on which distributions are made, and the form and timing of distributions. However, except for mere clarifying amendments necessary to avoid an inappropriate windfall, no Plan amendment shall reduce the amount credited to the Account of any Participant as of the date such amendment is adopted. Any amendment shall be in writing and adopted by the Committee. All Participants and Beneficiaries shall be bound by such amendment. Any amendments made to the Plan shall be subject to any restrictions on amendment that are applicable to ensure continued compliance under Section 409A.

9.02 Termination of Plan:

(a) The Company expects to continue this Plan, but does not obligate itself to do so. The Company, acting by the Compensation Committee of the Board of Directors, or through its entire Board of Directors, reserves the right to discontinue and terminate the Plan at any time, in whole or in part, for any reason (including a change, or an impending change, in the tax laws of the United States or any State). Termination of the Plan will be binding on all Participants (and a partial termination shall be binding upon all affected Participants) and their Beneficiaries, but in no event may such termination reduce the amounts credited at that time to any Participant’s Account. If this Plan is terminated (in whole or in part), the termination resolution shall provide for how amounts theretofore credited to affected Participants’ Accounts will be distributed.

(b) This Section is subject to the same restrictions related to compliance with Section 409A that apply to Section 9.01. In accordance with these restrictions, the Company intends to have the maximum discretionary authority to terminate the Plan and make distributions in connection with a Change in Control (as defined in Section 409A), and the maximum flexibility with respect to how and to what extent to carry this out following a Change in Control (as defined in Section 409A) as is permissible under Section 409A. The previous sentence contains the exclusive terms under which a distribution may be made in connection with any change in control with respect to deferrals made under this 409A Program. No distributions shall be made under this 409A Program for any change in control unless the distribution satisfies the provisions of a Change in Control (as defined in Section 409A), and no distributions shall be made under this 409A Program with respect to a “Non-Qualifying Change in Control.”

(c) For purposes of this Section, a “Non-Qualifying Change in Control” shall include any of the following –

(1) A change in the ownership or effective control of the Company,

(2) A change in the ownership of a substantial portion of the assets of the Company,

(3) Company shareholders approve a merger or consolidation of the Company with another entity and the Company is not the surviving entity, or if after such transaction, the other entity owns, directly or indirectly, 50% or more of the outstanding voting securities of the Company,

(4) Company shareholders approve a plan of complete liquidation of the Company or the sale or disposition of all or substantially all of the Company’s assets, and

(5) Any other event, circumstance, offer or proposal occurs or is made which is intended to effect a change in the control of the Company and which results in the occurrence of one or more of the events listed in Paragraphs (1) through (4) above.

ARTICLE X – MISCELLANEOUS

10.01 Limitation on Participant’s Rights:

Participation in this Plan does not give any Participant the right to be retained in the service of the Company. The Company reserves the right to terminate the service of any Participant without any liability for any claim against the Company under this Plan, except for a claim for payment of deferrals as provided herein.

10.02 Unfunded Obligation of the Company:

The benefits provided by this Plan are unfunded. All amounts payable under this Plan to Participants are paid from the general assets of the Company. Nothing contained in this Plan requires the Company to set aside or hold in trust any amounts or assets for the purpose of paying benefits to Participants. Neither a Participant, Beneficiary, nor any other person shall have any property interest, legal or equitable, in any specific Company asset. This Plan creates only a contractual obligation on the part of the Company, and the Participant has the status of a general unsecured creditor of the Company with respect to amounts of compensation deferred hereunder. Such a Participant shall not have any preference or priority over, the rights of any other unsecured general creditor of the Company. No other Company affiliate guarantees or shares such obligation, and no other Company affiliate shall have any liability to the Participant or his or her Beneficiary.

10.03 Other Plans:

This Plan shall not affect the right of any Eligible Director or Participant to participate in and receive benefits under and in accordance with the provisions of any other Director compensation plans which are now or hereafter maintained by the Company, unless the terms of such other plan or plans specifically provide otherwise or it would cause such other plan to violate a requirement for tax favored treatment.

10.04 Receipt or Release:

Any payment to a Participant in accordance with the provisions of this Plan shall, to the extent thereof, be in full satisfaction of all claims against the Plan Administrator, the Recordkeeper and the Company, and the Plan Administrator may require such Participant, as a condition precedent to such payment, to execute a receipt and release to such effect.

10.05 Governing Law:

This Plan shall be construed, administered, and governed in all respects in accordance with applicable federal law and, to the extent not preempted by federal law, in accordance with the laws of the State of North Carolina. If any provisions of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

10.06 Gender, Tense and Examples:

In this Plan, whenever the context so indicates, the singular or plural number and the masculine, feminine, or neuter gender shall be deemed to include the other. Whenever an example is provided or the text uses the term “including” followed by a specific item or items, or there is a passage having a similar effect, such passage of the Plan shall be construed as if the phrase “without limitation” followed such example or term (or otherwise applied to such passage in a manner that avoids limitation on its breadth of application).

10.07 Successors and Assigns; Nonalienation of Benefits:

This Plan inures to the benefit of and is binding upon the parties hereto and their successors, heirs and assigns; provided, however, that the amounts credited to the Account of a Participant are not (except as provided in Section 7.05) subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to any benefits payable hereunder, including, without limitation, any assignment or alienation in connection with a separation, divorce, child support or similar arrangement, will be null and void and not binding on the Plan or the Company. Notwithstanding the foregoing, the Plan Administrator reserves the right to make payments in accordance with a divorce decree, judgment or other court order as and when cash payments are made in accordance with the terms of this Plan from the Deferral Subaccount of a Participant. Any such payment shall be charged against and reduce the Participant’s Account.

10.08 Facility of Payment:

Whenever, in the Plan Administrator’s opinion, a Participant or Beneficiary entitled to receive any payment hereunder is under a legal disability or is incapacitated in any way so as to be unable to manage his or her financial affairs, the Plan Administrator may direct the Company to make payments to such person or to the legal representative of such person for his or her benefit, or to apply the payment for the benefit of such person in such manner as the Plan Administrator considers advisable. Any payment in accordance with the provisions of this Section shall be a complete discharge of any liability for the making of such payment to the Participant or Beneficiary under the Plan.

ARTICLE XI – AUTHENTICATION

This 409A Program has been authorized, adopted and approved to be effective as stated herein by the Company’s Board of Directors at its duly authorized meeting held on November 18, 2005.

APPENDIX

This Appendix modifies particular terms of the Plan as it may apply to certain groups and situations. Except as specifically modified in this Appendix, the foregoing main provisions of the Plan shall fully apply in determining the rights and benefits of Participants. In the event of a conflict between this Appendix and the foregoing main provisions of the Plan, the Appendix shall govern.

Pursuant to Q&A-20(a) of IRS Notice 2005-1, each Eligible Director shall have the right to cancel his or her election to defer Director Compensation for the 2004-2005 Board Year. Such election to cancel must be filed with the Plan Administrator prior to the end of the 2004-2005 Board Year and must follow any other procedures and timing requirements established by the Plan Administrator for this purpose (such procedures and timing requirements to be consistent with the requirements of Q&A-20(a)). Any Eligible Director who makes an election to cancel such deferral election shall have the Director Compensation related to such deferral election paid to him or her (plus any applicable earnings or minus any applicable losses) from his or her Account by December 31, 2005 and such amount shall be reported as taxable income to the Eligible Director for the 2005 calendar year.